Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CG Oncology, Inc. 2015 Equity Incentive Plan, 2022 Incentive Award Plan, 2024 Incentive Award Plan and 2024 Employee Stock Purchase Plan of CG Oncology, Inc. of our report dated October 27, 2023 (except for the retroactive effect of the 1-for-9.535 reverse stock split as described in the seventh and eighth paragraphs of Note 14, as to which the date is January 18, 2024), with respect to the financial statements of CG Oncology, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-276350) and related Prospectus of CG Oncology, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 26, 2024